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
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

                             The Enstar Group, Inc.
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                (Name of Registrant as Specified In Its Charter)

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

(ENSTAR LOGO)

                                 April 22, 2002

To the Shareholders of The Enstar Group, Inc.

     The year 2001 was significant in our progress. That has given me the opportunity to initiate an annual letter to you to accompany our annual report on Form 10-K and our proxy statement, both of which are enclosed. While our activities have been ongoing since Enstar came out of bankruptcy in 1997, there is still a way to go before the Company's capital is fully employed. I am pleased to report that 2001 was our most successful year in this process and I am positive about the task at hand for 2002.

     Along with approximately seventy-seven million dollars of cash and twenty-one million invested in operating companies, one of the best things we have going is our intellectual capital, the people with whom we have associated ourselves. I will tell you about them and the business we have together.

     In November 2001 we acquired a 50% voting interest and a one-third economic interest in Castlewood Holdings which owns 100% of Castlewood Limited, a Bermuda and UK based company, which is an insurance run-off specialist. The original Castlewood principals and Trident II, L.P., a private equity fund managed by MMC Capital (a subsidiary of Marsh & McLennan Companies, Inc.) each own one-third of Castlewood Holdings. We had come to know Castlewood's management group well, having been their partners in two acquisitions in 2000, along with Trident II. Those were Brittany Insurance Company Limited, Bermuda, and Compagnie Europeenne d'Assurances Industrielles S.A., Belgium, acquired through a new company, B.H. Acquisition Limited. Those initial acquisitions of captive insurance companies started us on a path of discussion and negotiation lasting over 12 months that led to the completion of the Castlewood transaction. Castlewood and its activities represent a strategic commitment by Enstar to the business of advising and acquiring insurance and reinsurance companies in run-off.

     At the same time we negotiated the Castlewood transaction, we succeeded in acquiring River Thames Insurance Company in the UK with the same partners. Revir, a new subsidiary of Castlewood Holdings, holds River Thames and its affiliates. This is our largest commitment to date. While we worked hard all year on these two important projects, the closing in November left us with only one month of results to report. We are hopeful that these acquisitions will be important contributors in 2002 and beyond.

     With a solid track record, the Castlewood management team of Dominic Silvester, Paul O'Shea, Nick Packer and David Rocke has brought to Enstar a record of success in the business of advising and buying companies in a particular "niche" of the property and casualty insurance industry: that is captive management and the resolution of companies or books of business in run-off, as advisor or as principal.

     We are delighted with our partners. As a subsidiary of Marsh & McLennan Companies, the parent company of the world's largest insurance broker, MMC Capital has experience and a global network of people. The expert staff of MMC Capital provides us with additional strength as we look at possible acquisitions together with the Castlewood team.

(ENSTAR LETTERHEAD ADDRESS)

     Our small investment in B-Line continues to do well. We own 8.34% of its equity. Under the leadership of its founder Bill Weinstein, the Seattle, Washington based company has become a major holder of credit card receivables. It is growing rapidly.

     We do not make earnings forecasts, nor do we make efforts to accelerate recognition of earnings or manage earnings in order to report consistent trends from one quarter to the next or one year to the next. In fact, Enstar's 2001 income declined significantly from the year before. Contributing to the decline was the timing of certain earnings in 2000 from B.H. Acquisition. In addition we experienced a drop in yield and income from our large cash position due to the general decline in interest rates.

     While I understand that the orderly flow of information and earnings can be highly desirable to analysts and shareholders, it is not the nature of our business. The successful negotiation of commutations or resolutions of complicated insurance claims requires confidentiality, so there is not much we can offer in the way of earnings visibility. Successes come through these negotiations and tend to be unpredictable in terms of timing or amount. I am confident, however, that we will continue to return value to our owners over time.

     It is important to us that the individuals managing our businesses have a significant personal economic stake in their operations. At Castlewood and B-Line the officers and directors, like the officers and directors of Enstar, have significant investments in the businesses that they run.

     Our largest shareholder, J. Christopher Flowers, Vice Chairman, continues to have meaningful involvement with the company. John Oros, our President and COO, and I have full access to Chris and he to us. Chris makes calls for us and uses his global connections on behalf of Enstar. I am proud of his achievements and of having him as an officer and a director of this company.

     Finally, I want you to know that John Oros was invaluable in making 2001 a success. An investment banker with major experience, an indefatigable worker, and a disciplined, bright and good man, John has improved the quality of this company.

     Likewise, I thank Cheryl Davis, our CFO, who has made important contributions year after year. I am finally grateful to all other staff members, directors, shareholders, securities dealers and outside professionals whose presence and involvement keep me mindful of how far we still want to go and must go.

                                         Sincerely,

                                         /s/ Nimrod T. Frazer

                                         NIMROD T. FRAZER
                                         Chairman of the Board
                                         and Chief Executive Officer